Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Castle Biosciences, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated May 13, 2019, except for the fifth paragraph of Note 15, as to which the date is July 11, 2019, contains an explanatory paragraph that states there are uncertainties about the Company’s ability to comply with certain debt covenants under its long-term debt that is required to finance operations, which raises substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Our report dated May 13, 2019, except for the fifth paragraph of Note 15, as to which the date is July 11, 2019, refers to the Company’s adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

/s/ KPMG LLP
San Diego, California
July 15, 2019